Exhibit 2.2

AMENDMENT No. 1 TO SECURITIES PURCHASE AGREEMENT

This Amendment No. 1, dated as of August 16, 2013 (this “Amendment”), amends the Securities Purchase Agreement, dated as of July 10, 2013 (the “Purchase Agreement”), by and among Monitronics International, Inc., a Texas corporation (“Buyer”), Oak Hill Capital Partners III, L.P., a Cayman Islands exempted limited partnership (“OHCP III”), Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership (“OHCMP III”, and together with OHCP III, the “Oak Hill Entities”), the Fund Indemnitor (as defined below) for the limited purposes set forth herein, PCP SN Holdings, Inc., a Delaware corporation (“PCP”), BNY Mellon-Alcentra Mezzanine Partners III, L.P., a Delaware limited partnership (“BNY”), Perry Companies, Inc., a Florida corporation (“Perry Companies”), Charles May (“May”), Ken Wiesenfeld (“Wiesenfeld”), Gary Franklyn (“Franklyn”) and Nicholas Perry (“Perry” and together with the Oak Hill Entities, PCP, BNY, Perry Companies, May, Wiesenfeld, Franklyn and Perry, the “Sellers” and each, a “Seller”), Oak Hill Capital Partners III (AIV I), L.P., a Cayman Islands exempted limited partnership (“AIV I”), Oak Hill Capital Partners III (AIV II), L.P., a Cayman Islands exempted limited partnership (“AIV II”, and together with AIV I, the “Blocker Sellers”), and solely for the purposes set forth herein, Ascent Capital Group, Inc., a Delaware corporation and the direct parent company of Buyer (“Ascent”).  Capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Purchase Agreement.

RECITALS

A.                                    Pursuant to Section 10.10 of the Purchase Agreement, the Sellers’ Representative, the Sellers, the Blocker Sellers, Buyer and Ascent wish to amend certain provisions of the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Ascent (for the limited purposes set forth in the Purchase Agreement), the Sellers’ Representative (for the limited purposes set forth in the Purchase Agreement), the Sellers and the Blocker Sellers, each intending to be legally bound do hereby agree as follows:

1.                                      Article I of the Purchase Agreement and the Recitals, as applicable, are hereby amended to:

(a)                                 add the following new definitions in alphabetical order:

““Aggregate Non-Seller Option Consideration” means the aggregate amount of consideration payable to all Non-Seller Target Optionholders pursuant to Section 2.1(b).

“Non-Seller Target Optionholder” means any Target Optionholder that is not also a Seller and “Non-Seller Target Optionholders” means all of the foregoing, collectively.

“Option Payroll Taxes” means the employer portion of any employment or payroll Taxes with respect to any consideration payable to any Non-Seller Target Optionholder pursuant to this Agreement.

“PCP Allocation” means the portion of the Estimated Purchase Price that would otherwise have been allocated to and payable to PCP at the Closing had PCP remained a Seller and sold its Seller Interests to Buyer under the Purchase Agreement.

“Perry Severance” means $492,043.93.”

(b)                                 amend and restate the final clause of the definition of “Estimated Purchase Price” to read in its entirety:

“in the case of each of clauses (i) through (iv), less the Litigation Reserve, if any, and less the Perry Severance.”

(c)                                  amend and restate the final clause of the definition of “Purchase Price” to read in its entirety:

“in the case of each of clauses (i) through (iv), less the Litigation Reserve, if any, and less the Perry Severance.”

and

(d)                                 amend the definition of “Closing Working Capital” as follows:

(x)                                 adding the following after the phrase “no other assets” in clause (i) thereof:

“plus the excess (if any) of (A) Estimated Employer Payroll Taxes over (B) any Option Payroll Taxes actually paid with respect to the Aggregate Non-Seller Option Consideration delivered to the Company pursuant to clause (i) of the second sentence of Section 2.1(b),”;

(y)                                 deleting the “and” before clause (v), and immediately preceding the words “plus the aggregate amount of cash” inserting the following:

“(vi) the excess (if any) of (A) any Option Payroll Taxes actually paid with respect to the Aggregate Non-Seller Option Consideration delivered to the Company pursuant to clause (i) of the second sentence of Section 2.1(b), over (B) the Estimated Employer Payroll Taxes,”; and

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(z)                                  adding the following sentence at the end thereof:

“For the avoidance of doubt, in no event shall the Perry Severance amount be included in the calculation of Closing Working Capital.”

(e)                                  amend and restate the definition of “Intermediate” in the Recitals in its entirety as follows:

“OHCP Intermediate Security Holdings, Inc., a Delaware corporation “Intermediate”),”

2.                                      Section 2.1(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b)                        Immediately prior to the Closing, each option to purchase limited liability company interests of the Target (each, a “Target Option”) that is outstanding immediately prior to the Closing, as set forth on Exhibit A, shall, if unvested, vest and become exercisable in full.  Each holder of an unexercised Target Option outstanding as of immediately prior to the Closing (a “Target Optionholder”) will be entitled to receive from the Purchase Price, in cancellation of its Target Option, (i) a cash payment, at the Closing, in an amount equal to the product of (A) the number of limited liability company interests provided for in such Target Option and (B) an amount equal to (x) the imputed price per Seller Interest derived from the Estimated Purchase Price payable in cash on the Closing Date (which, for the avoidance of doubt, shall not include the Escrow Funds or the Deemed Stock Value) minus (y) the exercise price per interest provided for in such Target Option, (ii) such Target Optionholder’s allocable portion of any amounts released from the Escrow Funds to the Sellers’ Representative (for the benefit of the Sellers, the Blocker Sellers and the Target Optionholders) if, when and to the extent released to the Sellers’ Representative pursuant to Section 2.3 (Working Capital; Closing Date RMR) and Section 2.4 (Payment; Escrow; Payment Procedures) and (iii) such Target Optionholder’s allocable portion of any proceeds from the sale of the Ascent Shares by the Sellers’ Representative if and when sold pursuant to Section 9.7(c).  With respect to any Target Optionholder who is also a Seller, such payment shall be treated as a guaranteed payment for services and as net earnings from self-employment, and with respect to any Non-Seller Target Optionholder, such payment shall be treated as compensation for services and shall be net of any applicable withholding Taxes.  The Sellers’ Representative (and not Buyer) shall be solely responsible to ensure the payment to all Target Optionholders (other than the Non-Seller Target Optionholders as provided for below) of the amounts payable to them under this Section 2.1(b) (Purchase and Sale of Interests and Blocker Interests; Cancellation of Target Options), and Buyer shall have no obligation with respect thereto (other than pursuant to its obligations under Section 2.2(c)(iv) (Closing) and, if applicable, Sections 2.3(e) and (f)) (Working Capital; Closing Date RMR).  Notwithstanding anything in this Agreement to the contrary, any amounts payable at or after Closing to any Non-Seller Target Optionholders (or to the Sellers’ Representative

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for the benefit of any Non-Seller Target Optionholders) pursuant to this Agreement and/or the Escrow Agreement shall be paid to the Company together with all applicable Option Payroll Taxes payable thereon, including pursuant to Section 2.2(c)(v).  At the time of payment, Buyer shall cause the Company, in turn, to (i) deduct and withhold from the amounts payable to any Non-Seller Target Optionholder pursuant to this Agreement and/or the Escrow Agreement such Taxes as are required to be withheld by applicable Law, and any amount so deducted or withheld shall be treated as if it were paid to such Non-Seller Target Optionholder, (ii) pay the remainder of the amounts payable to such Non-Seller Target Optionholder pursuant to this Agreement and/or the Escrow Agreement to the applicable Target Optionholder and (iii) timely pay the full amounts so deducted or withheld, together with any Option Payroll Taxes, to the relevant Governmental Entity in accordance with applicable Law; provided, however, that the Sellers’ Representative shall cooperate with any reasonable request by Buyer in completing such payments.”

3.                                      Section 2.2(b)(iv) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(iv)                        Intentionally Omitted”

4.                                      Section 2.2(b)(viii) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“certificates (or other indicia of ownership) representing all of the Seller Interests, accompanied by duly executed instruments of transfer in the name of the Buyer as transferee or duly endorsed in blank;”

5.                                      Section 2.2(b) of the Purchase Agreement is hereby further amended by (i) deleting the “and” at the end of subsection (xiii), (ii) replacing the period at the end of subsection (xiv) with “; and” and (iii) adding the following new clause (xv) at the end thereof:

“(xv)                    a certificate executed by an authorized officer of the Target, dated as of the Closing Date, certifying the amount of the Aggregate Non-Seller Option Consideration, and specifying the amount allocated to each Non-Seller Target Optionholder, in each case, based upon the Estimated Purchase Price.”

6.                                      Section 2.2(c)(iii) of the Purchase Agreement is hereby amended by deleting the “and” at the end thereof.

7.                                      Section 2.2(c)(iv) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(iv)                        the Estimated Purchase Price, less the Escrow Funds, less the Deemed Stock Value, less the difference between the PCP Allocation and $3,590,000, less the aggregate amount to be delivered to the Company under Section 2.2(c)(v), by wire transfer of immediately available funds to an account or accounts designated

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by the Sellers’ Representative (or, in the case of each Indebtedness Amount, designated in the applicable Pay-Off Letter);”

8.                                      Section 2.2(c) of the Purchase Agreement is hereby amended by adding the following new clause (v) and an additional paragraph at the end thereof:

“(v)                           to the Company by wire transfer of immediately available funds to such bank account designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount equal to the Aggregate Non-Seller Option Consideration (plus the Option Payroll Taxes estimated to be payable thereon (the “Estimated Employer Payroll Taxes”)) payable at the Closing pursuant to clause (i) of the second sentence of Section 2.1(b), in each case, as set forth on the Estimated Closing Statement.

Buyer shall cause the Company to pay or cause to be paid from the amount received from Buyer pursuant to Section 2.2(c)(v) (Closing) to each Non-Seller Target Optionholder in respect of all Target Options held by such Person (at the Company’s option, by wire transfer of immediately available funds, check or direct deposit) an amount equal to such Non-Seller Target Optionholder’s allocable portion of the Aggregate Non-Seller Option Consideration in accordance with Section 2.1(b) (Purchase and Sale of Interests and Blocker Interests; Cancellation of Target Options) herein; provided that with respect to each Target Option, the amount paid to a Non-Seller Target Optionholder by the Company shall be reduced by all applicable withholdings Taxes.”

9.                                      Section 2.3(a) of the Purchase Agreement is hereby amended to:

(x)                                 replace the words “Not later than three (3) Business Days prior to the Closing, the Company shall deliver” with “Buyer acknowledges and agrees that one (1) Business Day prior to the Closing, the Company has delivered”;

(y)                                 replace the words “and (C) the resulting Estimated Purchase Price” with:

“, (C) the amount of the PCP Allocation, (D) the Estimated Purchase Price, and (E) the Aggregate Non-Seller Option Consideration (plus the Estimated Employer Payroll Taxes) payable at the Closing pursuant to clause (i) of the second sentence of Section 2.1(b)”

(z)                                  add the following at the end thereof:

“The parties acknowledge and agree that the Estimated Closing Statement provided to Buyer on the third (3rd) Business Day prior to the Closing is superseded in all respects by the Estimated Closing Statement delivered to Buyer on the Business Day immediately preceding the Closing Date.”

10.                               Section 2.3(b) of the Purchase Agreement is hereby amended to replace the words:

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“and (iii) the resulting Estimated Purchase Price” with:

“, (C) the amount of the PCP Allocation, (D) the Estimated Purchase Price, and (E) the Aggregate Non-Seller Option Consideration (plus the Option Payroll Taxes actually payable thereon) payable at the Closing pursuant to clause (i) of the second sentence of Section 2.1(b)”.

11.                               Section 2.3(e)(ii) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(ii)                            If the Final Closing Working Capital exceeds the Target Working Capital, Buyer shall within five (5) Business Days after such final determination pay to the Sellers’ Representative (on behalf of the Sellers, the Blocker Sellers and the Target Optionholders) the amount of such excess, by wire transfer of immediately available funds to the account specified by the Sellers’ Representative; provided, however, that, in lieu of paying the portion of such excess that is allocable to the Non-Seller Target Optionholders to the Sellers’ Representative, Buyer shall (x) pay such portion to the Company and (y) cause the Company to pay to each Non-Seller Target Optionholder the portion of such excess that is payable to such Non-Seller Target Optionholder (net of all applicable withholding Taxes), and provided further that Buyer shall be entitled to deduct from the excess amounts otherwise payable to the Sellers’ Representative pursuant to this Section 2.3(e)(ii) the amount of any Option Payroll Taxes actually payable on the consideration to be paid to the Non-Seller Target Optionholders pursuant to this Section 2.3(e)(ii).”

12.                               Section 2.3(f)(ii) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(ii)                            If the Final Purchase Price exceeds the Estimated Purchase Price, Buyer shall within five (5) Business Days after such final determination pay to the Sellers’ Representative (on behalf of the Sellers, Blocker Sellers and the Target Optionholders), by wire transfer of immediately available funds to the account specified by the Sellers’ Representative, an amount equal to the difference between the Estimated Purchase Price and the Final Purchase Price; provided, however, that, in lieu of paying the portion of such excess that is allocable to the Non-Seller Target Optionholders to the Sellers’ Representative, Buyer shall (x) pay such portion to the Company and (y) cause the Company to pay to each Non-Seller Target Optionholder the portion of such excess that is payable to such Non-Seller Target Optionholder (net of all applicable withholding Taxes), and provided further that Buyer shall be entitled to deduct from the proceeds otherwise payable to the Sellers’ Representative pursuant to this Section 2.3(f)(ii) the amount of any Option Payroll Taxes actually payable on the consideration to be paid to the Non-Seller Target Optionholders pursuant to this Section 2.3(f)(ii).”

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13.                               Section 2.4(a)(i) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(i) Buyer shall pay to the Sellers’ Representative (on behalf of the Sellers, the Blocker Sellers and the Target Optionholders (other than the Non-Seller Target Optionholders)) an amount in cash equal to the Estimated Purchase Price less the Escrow Funds, less the Deemed Stock Value, less the difference between the PCP Allocation and $3,590,000, less the aggregate amount to be delivered to the Company under Section 2.2(c)(v), by wire transfer of immediately available funds to the account specified by the Sellers’ Representative, including pursuant to Section 5.19 (Indebtedness) and”

14.                               Section 2.4(b)(iii)(C) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(C)                         simultaneously with the payments, if any, described in immediately preceding clauses (A) and (B) or, if no payments are required to be made to Buyer pursuant to such clauses, the entire remaining balance of the Escrow Funds, together with all interest accrued thereon (collectively, the “Escrow Balance”), if any, to the Sellers’ Representative (on behalf of the Sellers, the Blocker Sellers and the Target Optionholders); provided, however, that, (i) in lieu of paying the portion of the Escrow Balance that is allocable to the Non-Seller Target Optionholders to the Sellers’ Representative, (x) Buyer and the Sellers’ Representative shall instead instruct the Escrow Agent to pay such portion to the Company (together with the Option Payroll Taxes actually payable thereon) and (y) Buyer shall cause the Company to pay to each Non-Seller Target Optionholder the portion of the Escrow Balance that is payable to such Non-Seller Target Optionholder (net of all applicable withholding Taxes) and (ii) Buyer and the Sellers’ Representative shall instead instruct the Escrow Agent to pay 1.7% of the Escrow Balance to the Buyer.”

15.                               The last paragraph of Section 2.4(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Subject to Section 2.4(c) (Use and Disbursement of Payment Fund), any Escrow Funds paid to the Sellers’ Representative pursuant to this Section 2.4(b) (Escrow Funds) shall be distributed by the Sellers’ Representative to the Sellers and the Blocker Sellers (and the Target Optionholders, if applicable (other than amounts, if any, distributable to the Non-Seller Target Optionholders, which amounts shall be distributed to the Company for further payment and distribution to the Non-Seller Target Optionholders)) in accordance with the arrangements among such Persons (the “Seller-Blocker Seller Agreement”), and, other than Buyer’s obligations to cause the Company to pay and distribute amounts paid to the Company for further payment and distribution to the Non-Seller Target Optionholders, Buyer shall have no further obligations to any Seller, any Blocker Seller or any Target Optionholder with respect to the payment of any Escrow

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Funds, regardless of the Sellers’ Representative’s compliance or any alleged noncompliance with such Seller-Blocker Seller Agreement.”

16.                               Article II of the Purchase Agreement is hereby amended by inserting a new Section 2.6 at the end thereof as follows:

“SECTION 2.6            PCP Sale

(a)                                 Buyer acknowledges and agrees that immediately prior to the Closing, OHCP III may acquire all of the outstanding capital stock of PCP from the current owners thereof (the “PCP Sale”) and if the PCP Sale is consummated then, notwithstanding anything to the contrary set forth in this Agreement:  (i) at the Closing, Buyer shall acquire the capital stock of PCP in lieu of acquiring the Seller Interests held by PCP; (ii) for all purposes of this Agreement (other than (x) Section 9.14 (Blocker Attributes) (y) representations and warranties set forth in subsections (h), (i) (third sentence only) and/or (k) of Section 3.14 (Taxes) and/or (z) indemnification obligations under Article IX of this Agreement in respect of the matters set forth in clauses (x) and/or (y) above), PCP shall be deemed to be a Blocker and OHCP III shall be deemed to be the Blocker Seller with respect thereto (and all references in this Agreement and any other documents delivered pursuant hereto to the Blockers shall be deemed to include PCP (in each case, other than Section 9.14 (Blocker Attributes), any related representations and warranties set forth in subsections (h), (i) (third sentence only) and/or (k) of Section 3.14 (Taxes) and any related indemnification obligations under Article IX (Indemnification; Tax Matters) of this Agreement in respect of clauses (x) or (y) above); (iii) at the Closing, in lieu of paying the PCP Allocation, Buyer shall pay OHCP III the aggregate amount of $3,590,000 in cash in respect of the sale of PCP capital stock (and no portion of the Ascent Shares shall be allocated or issued in respect of such capital stock but in no event shall the number of Ascent Shares be reduced); and (iv) with respect to any adjustments to the Estimated Purchase Price following the Closing pursuant to Section 2.3(e) and/or Section 2.3(f), (A) except with respect to any payments to be made to Buyer from the Escrow Fund as contemplated by Section 2.4(b)(iii)(C), no purchase price adjustment shall be payable to (or by) OHCP III in respect of the PCP capital stock, (B) no Seller or Blocker Seller shall be entitled to receive (or obligated to pay) any amounts in respect of such post-Closing adjustments in excess of the amount that such Person would have been entitled to receive (or pay) if PCP had sold its Seller Interests hereunder and (C) the amount of any such adjustments that would otherwise have been payable to (or by) PCP in respect of its Seller Interests shall be for the benefit of (or borne by) Buyer and (v) for all purposes of this Agreement, Buyer shall not be deemed to have not complied with its obligations to deliver the agreed-upon consideration under this Agreement by virtue of its compliance with this Section 2.6.

(b)                                 [Intentionally omitted]”

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17.                               If the PCP Sale is consummated then, notwithstanding anything to the contrary set forth in this Agreement, Schedules 3.8(f)(i), 3.8(f)(ii), 3.11(a) and 3.11(b) shall be deemed amended and restated, as of the date of the Purchase Agreement and as of the Closing Date, in the form attached hereto; provided, however, in no event shall such Schedules be deemed to have (a) amended any other Schedules, (b) qualified the representations, warranties or covenants relating to any other Schedule, or (c) cured any breach of any representation, warranty or covenant made in the Purchase Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Article VI of the Purchase Agreement.

18.                               The second sentence of Section 5.14(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(ii) Any severance payments due to the Person listed on Schedule 5.14(a) as a result of his termination (less any Tax withholding required by Law) shall be paid on January 15, 2014 regardless of when due and shall be paid by Buyer on such date.”

19.                               The first sentence of Section 5.14(e) of the Purchase Agreement is hereby amended by replacing the reference to “clause (iv)” therein with a reference to “clause (v)”.

20.                               Section 9.7(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(c)                            At the Closing, Ascent will issue and deliver the Ascent Shares to the Sellers’ Representative (for the benefit of the Sellers, the Blocker Sellers and the Target Optionholders).  The Sellers’ Representative shall hold the Ascent Shares for the benefit of the Sellers, the Blocker Sellers and the Target Optionholders.  For the avoidance of doubt, the Sellers’ Representative shall hold such Ascent Shares merely for convenience and ease of administration, but the Sellers, the Blocker Sellers and the Target Optionholders shall be the owners of such Ascent Shares in the percentages set forth in the Seller-Blocker Seller Agreement.  Subject to the lock-up provisions set forth in Section 5.23 (Lock-Up), the Sellers’ Representative shall have the right, at any time and from time to time, to sell such number of Ascent Shares as it shall determine and the proceeds from each such sale shall be distributed to the Sellers, the Blocker Sellers and the Target Optionholders in the percentages set forth in the Seller-Blocker Seller Agreement; provided, however, that, in lieu of paying the Non-Seller Target Optionholders their portion of such proceeds directly, (x) the Sellers’ Representative shall pay such portion to the Company, together with the amount of any Option Payroll Taxes actually payable on the proceeds to be paid to the Non-Seller Target Optionholders pursuant to this Section 9.7(c) and (y) Buyer shall cause the Company to pay to each Non-Seller Target Optionholder the portion of such proceeds that is payable to such Non-Seller Target Optionholder (net of all applicable withholding Taxes).  Each Seller and Blocker Seller further acknowledges and agrees that the Sellers’ Representative shall use its reasonable judgment with respect to the timing and manner of disposition of the Ascent

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Shares and the Sellers’ Representative does not guarantee any outcome with respect thereto.”

21.                               Section 9.8(a) is hereby amended by deleting the semicolon at the end of clause (iv) and adding the following new clause (v) at the end thereof:

“, and (v) any Option Payroll Taxes actually payable on Aggregate Non-Seller Option Consideration in excess of the aggregate amount of Option Payroll Taxes which have been paid to the Company at the Closing from the Estimated Purchase Price and/or following the Closing as part of the Final Purchase Price (including pursuant to an adjustment to the Estimated Purchase Price pursuant to Section 2.3 (Working Capital; Closing Date RMR);”

22.                               Except as expressly set forth herein, the Purchase Agreement will be and is unchanged and will remain in full force and effect.  On and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Purchase Agreement as amended hereby.  To the extent that a provision of this Amendment conflicts with or differs from a provision of the Purchase Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

23.                               This Amendment shall be governed by and construed in accordance with the Purchase Agreement.

24.                               This Amendment may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement..  For purposes of this Amendment, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier, or electronically scanned and transmitted in a .pdf file format, is to be treated as an original document.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

SELLERS:

OAK HILL CAPITAL PARTNERS III, L.P., as a Seller, the Sellers’ Representative and the Fund Indemnitor, acting on behalf of itself and its co-investment entities

By: OHCP GenPar III, L.P.
its General Partner

By: OHCP MGP Partners III, L.P.
its General Partner

By: OHCP MGP III, Ltd.
its General Partner

By:	/s/ Kevin Levy
Name:	Kevin Levy
Title:	Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By: OHCP GenPar III, L.P.
its General Partner

By: OHCP MGP Partners III, L.P.
its General Partner

By: OHCP MGP III, Ltd.
its General Partner

By:	/s/ Kevin Levy
Name:	Kevin Levy
Title:	Vice President

[Amendment to Securities Purchase Agreement]

PCP SN HOLDINGS, INC.

By:	/s/ Kevin Levy
Name:	Kevin Levy
Title:	Authorized Person

[Amendment to Securities Purchase Agreement]

BNY MELLON-ALCENTRA MEZZANINE PARTNERS III, L.P.

By: BNY Mellon-Alcentra Mezzanine III (GP), L.P.
its General Partner

By:	/s/ Scott Gold
Name:	Scott Gold
Title:	Authorized Person

[Amendment to Securities Purchase Agreement]

PERRY COMPANIES, INC.

By:	/s/ Richard Perry
Name:	Richard Perry
Title:	President

[Amendment to Securities Purchase Agreement]

CHARLES MAY

By:	/s/ Charles May

[Amendment to Securities Purchase Agreement]

KEN WIESENFELD

By:	/s/ Ken Wiesenfeld

[Amendment to Securities Purchase Agreement]

GARY FRANKLYN

By:	/s/ Gary Franklyn

[Amendment to Securities Purchase Agreement]

NICHOLAS PERRY

By:	/s/ Nicholas Perry

[Amendment to Securities Purchase Agreement]

BLOCKER SELLERS:

OAK HILL CAPITAL PARTNERS III (AIV I), L.P.

By: OHCP GenPar III, L.P.
its General Partner

By: OHCP MGP Partners III, L.P.
its General Partner

By: OHCP MGP III, Ltd.
its General Partner

By:	/s/ Kevin Levy
Name:	Kevin Levy
Title:	Vice President

OAK HILL CAPITAL PARTNERS III (AIV II), L.P.

By: OHCP GenPar III, L.P.
its General Partner

By: OHCP MGP Partners III, L.P.
its General Partner

By: OHCP MGP III, Ltd.
its General Partner

By:	/s/ Kevin Levy
Name:	Kevin Levy
Title:	Vice President

[Amendment to Securities Purchase Agreement]

BUYER:

MONITRONICS INTERNATIONAL, INC.

By:	/s/ William E. Niles
Name:	William E. Niles
Title:	Executive Vice President and Secretary

ASCENT:

ASCENT CAPITAL GROUP, INC.

By:	/s/ William E. Niles
Name:	William E. Niles
Title:	Executive Vice President, General Counsel and Secretary

[Amendment to Securities Purchase Agreement]

Omitted Schedules

The following schedules to this Amendment No. 1, dated as of August 16, 2013, to the Securities Purchase Agreement, dated as of July 10, 2013, by and among Monitronics International, Inc., certain funds affiliated with Oak Hill Capital Partners, certain other holders and, for the limited purposes set forth therein, Ascent Capital Group, Inc. have not been provided herein:

Form of Amended and Restated Schedule 3.8(f)(i) — Blocker Capitalization

Form of Amended and Restated Schedule 3.8(f)(ii) — Blocker Holders

Form of Amended and Restated Schedule 3.11(a) — Blocker Financial Statements

Form of Amended and Restated Schedule 3.11(b) — Blocker First Quarter Financial Statements

The undersigned registrant hereby undertakes to furnish supplementally a copy of the omitted schedules to the Securities and Exchange Commission upon request.

[Amendment to Securities Purchase Agreement]